Exhibit T3B.54

MODIFICATION NO. ONE TO THIRD AMENDED

AND RESTATED PARTNERSHIP AGREEMENT

THIS MODIFICATION NO. ONE, TO THIRD AMENDED AND RESTATED PARTNERSHIP AGREEMENT (the “Modification”) is made and entered into to be effective as of July 10, 2009, by and between CBL/Fayette I, LLC, a Delaware limited liability company, and CBL/Fayette II, LLC, a Delaware limited liability company (herein referred to as the “Partners”).

W I T N E S S E T H:

WHEREAS, Lexington Joint Venture, an Ohio general partnership (the “Partnership”), is governed by that certain Third Amended and Restated Partnership Agreement dated January 31, 2001 (the “Agreement”); and

WHEREAS, the Partnership formed Fayette Mall SPE, LLC, a Delaware limited liability company (“Fayette SPE”), which is wholly owned by the Partnership, by filing a Certificate of Formation with the Delaware Secretary of State on June 17, 2009; and

WHEREAS, the Partnership formerly owned that certain regional mall known as “Fayette Mall” located in Lexington, Kentucky (the “Mall”), which Mall was transferred and contributed to Fayette SPE in connection with that certain loan Modification Agreement between Fayette SPE, as new borrower, and Teachers Insurance and Annuity Association of America, as lender, dated July 10, 2009; and

WHEREAS, the Partners desire to modify the Agreement to recognize and document said transfer and contribution of the Mall to Fayette SPE and the change in the description of the Partnership’s property.

NOW, THEREFORE, the Partners hereby modify the Agreement and otherwise agree as follows:

1.	Property. The definition of “Property” in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following definition:

“Property” shall mean all of the membership interests in Fayette Mall SPE, LLC, a Delaware limited liability, and as described on Exhibit A attached hereto and made a part hereof.

2.	Exhibit “A”. Exhibit “A” to the Agreement is hereby modified and amended by substituting Exhibit “A” attached hereto.

3.	No Other Change. Except as herein modified, the Agreement shall remain in full force and effect.

4.	Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

IN WITNESS WHEREOF, the undersigned Partners, in their capacities as General Partners of the Partnership, have executed this Modification to be effective as of the date first referenced above.

PARTNERS:

CBL/FAYETTE I, LLC,
a Delaware limited liability company

By:	CBL/J I, LLC, its chief manager

By:	CBL & Associates Limited Partnership, its chief manager

By:	CBL Holdings I, Inc., its sole general partner

By:
Name:	Farzana K. Mitchell
Title:	Sr. Vice President - Finance

CBL/FAYETTE I, LLC,
a Delaware limited liability company

By:	CBL/J I, LLC, its chief manager

By:	CBL & Associates Limited Partnership, its chief manager

By:	CBL Holdings I, Inc., its sole general partner

By:
Name:	Farzana K. Mitchell
Title:	Sr. Vice President - Finance

EXHIBIT “A”

[Description of Property ]

One hundred percent (100%) of the membership interest in Fayette Mail SPE, LLC, a Delaware limited liability company, which is the owner of that certain regional mall, including the real estate and the improvements thereon, located in Lexington, Kentucky, and known as “Fayette Mall.”